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EXHIBIT 10.18.1

NuVasive, Inc.
2004 Equity Incentive Plan
Restricted Stock Unit Award Agreement
(With Deferrals)

        This Restricted Stock Unit Award Agreement (the "Agreement") is dated as of                        , 200    and is entered into between NuVasive, Inc., a Delaware corporation (the "Company"), and                        (the "Employee").

        Pursuant to the terms of the 2004 Equity Incentive Plan (the "Plan") the Company hereby awards to Employee Restricted Stock Units on the terms and conditions as set forth in this Agreement and the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

        In consideration of the mutual promises set forth below, the parties hereto agree as follows:

        1.    Award of Restricted Stock Units.    Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Employee                        (            ) Restricted Stock Units.

        2.    Vesting.    Restricted Stock Units vest            [monthly, quarterly, annually] over            (    ) years. Thus, to the extent the Employee remains continuously employed by the Company at the end of each such period following the Grant Date (each a "Vesting Date"),            percent (    %) of the Restricted Stock Units will vest and become payable in Company shares as set forth in Section 4. [Notwithstanding the foregoing, no Restricted Stock Units will vest prior to the                        [month, quarter, year] ("Cliff Vesting Date") of the date of this grant. At such time, those Restricted Stock Units that otherwise would have vested prior to the Cliff Vesting Date will vest provided the Employee is still employed on the Cliff Vesting Date.] In the event of a "Corporate Transaction" (as defined in the Plan), the vesting of Restricted Stock Units shall accelerate to the extent, if any, provided in the Plan.

        3.    Effect of Termination of Service or Leave of Absence.    If the Employee's service is terminated by the Employee or by the Company or a Subsidiary for any reason, including Employee's death or Disability before all Restricted Stock Units have vested, the unvested Restricted Stock Units shall be forfeited unless otherwise determined by the Committee. As of the 31st (or 91st if reemployment is guaranteed by statute or contract) day of a leave of absence, vesting credit will no longer accrue unless otherwise determined by the Committee or required by contract or statute. If Employee returns to service immediately after the end of an approved leave of absence, vesting credit shall continue to accrue from that date of continued employment.

        4.    Stock Certificates.    Stock certificates (the "Certificate") evidencing the conversion of Restricted Stock Units into shares of Company Stock shall be issued and registered in the Employee's name as of the later of the Vesting Date or the date elected in Exhibit A (such date being the end of the "Restricted Period"). Subject to Section 7 of this Agreement, Certificates representing the unrestricted shares of Company Stock will be delivered to the Employee as soon as practicable after the end of the Restricted Period.

        5.    Deferral Election.    The Employee may elect to defer delivery of the shares of Company Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements as set forth in Section 2. The election must be made on the form attached as Exhibit A.

        6.    Dividends.    Participants holding Restricted Stock Units shall be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Company Stock, provided that if any such dividends or distributions are paid in shares of Company Stock, the Fair Market Value of such shares of Company Stock shall be converted into Restricted Stock Units, and further provided that such Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock Units with respect to which they relate.

        7.    Tax Withholding Obligations.    To meet the obligations of the Company and Employee with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in or connection with the award, deferral, or settlement of the Restricted Stock Units, the Committee shall require that the Company withhold a number of shares of Company Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Participant's estimated total federal, state, and local tax obligations associated with vesting or settlement of the Restricted Stock Units. The Company may also in lieu of or in addition to the foregoing, at its sole discretion, either require the Employee to deposit with the Company an amount of cash sufficient to meet the withholding requirements and/or, withhold the required amounts from the Employee's pay during the pay periods next following the date on which any such applicable tax liability otherwise arises. The Company shall not deliver any of the shares of Company Stock until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made. Employee hereby consents to any action reasonably taken by the Company to meet the withholding obligations.

        8.    Restriction on Transferability.    Until distribution, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.

        9.    Rights as Shareholder.    The Employee shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units. Upon settlement of the Restricted Stock Units into shares of Company Stock, the Employee will obtain full voting and other rights as a shareholder of the Company.

        10.    Administration.    The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

        11.    Effect on Other Employee Benefit Plans.    The value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee's benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company's or any Subsidiary's employee benefit plans.

        12.    No Employment Rights.    The award of the Restricted Stock Units pursuant to this Agreement shall not give the Employee any right to remain employed by the Company or a Subsidiary. Also, the award is completely within the discretion of the Company. It is not made as a part of any ongoing element of compensation or something which Employee should expect to receive annually or on any other periodic basis. It does not constitute part of Employee's salary or wages and unless specifically agreed to otherwise with the Company is not relevant for purposes of determining any post-employment payment or severance.

        13.    Amendment.    This Agreement may be amended only by a writing executed by the Company and the Employee which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affects the rights of the Employee (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein).

        14.    Notices.    Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Stock Administrator. Any notice to be given to Employee shall be addressed to Employee at the address listed in the Company's records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

        15.    Severability.    If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

        16.    Construction.    The Restricted Stock Units are being issued pursuant to Section 7 of the Plan and are subject to the terms of the Plan. A copy of the Plan has been given to the Employee, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

        17.    Miscellaneous.

        (a)   The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant's rights under this Agreement, without the Participant's written approval.

        (b)   This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        (c)   All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

        (d)   By signing this Agreement, the Employee acknowledges that his or her personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement employee consents to such transmission of personal data as the Company believes is appropriate to administer the Plan.

        (e)   To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

"Employee"	"Company"
NuVasive, Inc.
By
Name:
Title:

EXHIBIT A
NUVASIVE, INC.
DEFERRAL AGREEMENT
RESTRICTED STOCK UNIT

        The following election constitutes an election by the undersigned to defer payment of vested benefits pursuant to the NuVasive, Inc. ("Company") 2004 Equity Incentive Plan Restricted Stock Unit Award Agreement. Please select (1) (2) or (3). You should note however, your distribution shall be made in full by the January 15 after the year in which your service terminates.

        Election: I,                        , hereby elect to receive the distribution (in Company stock) of my vested Restricted Stock Units as follows:

          ☐ (1) As my Restricted Stock Units actually vest;

          ☐ (2) In one lump sum starting on the January 15 following the year in which my service with the Company terminates, or if earlier, January 15, 20    ; and

          ☐ (3) In up to            (not to exceed            ) annual installments starting on January 15, 20    (however, if my service terminates before this date, all remaining payments will be made on January 15 of the year following the date my service with the Company terminates).

        Change of Election: I hereby acknowledge, that except as may be appropriate in the Company's sole discretion because of a change in applicable law, regulation or financial or public disclosure concerns, I may change the above election at any time prior to the end of the calendar year preceding the scheduled date of payment. Such change must be timely filed in writing with the Company's stock option administrator

[Employee Name]
[Date]

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  EXHIBIT 10.18.1